Exhibit 99.1
PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Third Quarter EPS of $0.45,
22% Growth Over Q3 2007
HIGHLIGHTS
•	Operating profit up 41% over Q3 2007

•	Comparable system-wide bakery-cafe sales increased 3.3% in Q3

•	Company-owned new unit AWS of $36,505 YTD 2008 (versus $32,926 YTD 2007)

•	Company reaffirms Q4 2008 EPS guidance (up 46% to 54% over Q4 2007)

•	Company sets 2009 EPS target at $2.55 to $2.71 (up 15% to 22% over 2008)
St. Louis, MO, October 21, 2008 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $14 million, or $0.45 per diluted share, for the third quarter ended September 23, 2008, which includes a $0.01 per diluted share net charge from a write-down of the Company’s investment in the Columbia Strategic Cash Portfolio. These results compare to net income of $12 million, or $0.37 per diluted share, for the third quarter ended September 25, 2007.
For the thirty-nine weeks ended September 23, 2008, net income was $42 million, or $1.38 per diluted share. These results compare to net income of $40 million, or $1.23 per diluted share, for the thirty-nine weeks ended September 25, 2007.
The Company’s third quarter and year-to-date fiscal 2008 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	September 23, 2008	September 25, 2007	Change

Total revenue	$315,195	$273,213	15%
Operating profit	$22,721	$16,117	41%
Net income	$13,740	$11,943	15%
Diluted earnings per share	$0.45	$0.37	22%
Shares used in diluted EPS	30,557	32,163

	For the 39 Weeks Ended		Percentage
	September 23, 2008	September 25, 2007	Change

Total revenue	$941,041	$765,847	23%
Operating profit	$71,038	$58,429	22%
Net income	$41,887	$39,622	6%
Diluted earnings per share	$1.38	$1.23	12%
Shares used in diluted EPS	30,383	32,210

Third Quarter 2008 Results & Business Review
Throughout 2008, the Company has been focused on executing its plan to drive overall return on capital through margin improvement, while minimizing transaction falloff and increasing returns on incremental invested capital, all while driving long term concept differentiation. In the third quarter of 2008, the Company’s success with this plan was evidenced by the Company’s performance on key metrics.
In the third quarter of 2008, the Company generated significant margin improvement through its category management initiatives despite significant inflation in its core commodities, especially wheat. Third quarter 2008 operating profit increased 41 percent and operating margin increased 130 basis points compared to the third quarter of 2007. Bakery-cafe profit and margins increased 23 percent and 80 basis points, respectively, compared to the prior year.
In spite of considerable consumer headwinds, comparable bakery-cafe sales in the third quarter of 2008 increased 3.0% in Company-owned bakery-cafes and 3.5% in franchise-operated bakery-cafes. The components of these third quarter 2008 Company-owned comparable sales results were approximately 6.5% of year-over-year price increases when compared to the third quarter of 2007, negative transaction growth of approximately (3.2%), and negative mix impact of approximately (0.3%).
Average weekly sales (“AWS”) for Company-owned new units in the third quarter of 2008 was $36,383 compared to $33,645 in the third quarter of 2007. AWS for Company-owned new units year-to-date through the third quarter of 2008 was $36,505, compared to $32,926 in the first three quarters of 2007. Along with improved margins, improvement in new unit AWS is a key driver of improved return on incremental invested capital. A schedule of the Company’s third quarter 2008 AWS, along with a schedule of comparable bakery-cafe sales by period, are attached as Schedule II and III, respectively.
During the third quarter of 2008, the Company opened 24 new bakery-cafes system-wide, resulting in 1,294 bakery-cafes open system-wide as of September 23, 2008. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of June 24, 2008	548	722	1,270
Bakery-cafes opened	7	17	24
Bakery-cafes closed	—	—	—
Bakery-cafes as of September 23, 2008	555	739	1,294

Fourth Quarter and Full Year 2008 Targets and 2009 Business Outlook
Fourth Quarter Targets
The Company today is reaffirming its earnings per diluted share target for the fourth quarter of 2008 at $0.82 to $0.86 per diluted share, compared to earnings per diluted share of $0.56 in the fourth quarter of 2007. The target for the fourth quarter of 2008 reflects an increase in EPS of 46% to 54% from the fourth quarter of 2007.
In terms of key metrics, starting with factors impacting margins, for the fourth quarter of 2008 wheat is projected to average $12.00 per bushel (inclusive of wheat futures and basis) compared to $5.80 per bushel in the fourth quarter of 2007. The Company has now increased dough prices currently sufficient to match the inflation in the cost of wheat, offsetting the negative impact on profit from wheat cost. In addition, the Company expects to continue to benefit from its ongoing margin improvement initiatives and operating leverage. The Company also expects to benefit from year-over-year retail check increases of approximately 5.0% in the fourth quarter of 2008 (6.0% price increases offset by 1.0% of negative mix).
Based on what has become a very fragile consumer environment, the Company now expects negative transaction growth in the fourth quarter of 2008 ranging from (4.0%) to (2.0%). The result is that the Company is now targeting comparable Company-owned bakery-cafe sales growth of 1.0% to 3.0% in the fourth quarter of 2008. (Investors will note that this target for sales growth is lower than prior guidance, while the earnings target remains the same. Accordingly, the Company now believes it will be a greater challenge to achieve the high-end of its fourth quarter target of 46% to 54% earnings per diluted share growth).
The Company is today announcing that through the first 27 days of the fourth quarter of fiscal 2008 (September 24, 2008 to October 20, 2008), comparable bakery-cafe sales for Company-owned bakery-cafes have grown approximately 2.1% (net of negative transaction growth of approximately 3.4%) and comparable bakery-cafe sales for franchise-operated bakery-cafes have grown approximately 3.0%.
Finally, the Company continues to forecast new unit average weekly sales in the range of $36,000 to $38,000 for the fourth quarter of 2008 and expects to finish the fiscal year having developed approximately 100 new bakery-cafes.
Full Year 2008 Targets
Based upon the fourth quarter 2008 target being affirmed today, the Company now expects its diluted earnings per share for fiscal 2008 to be $2.20 to $2.24 per diluted share. If this full year target is met, it represents a 23% to 25% increase over fiscal 2007 earnings per diluted share of $1.79.
2009 Business Outlook
The Company is today setting its initial target for fiscal 2009 EPS consistent with current street estimates of $2.55 to $2.71, which would represent an increase of 15% to 22% in year-over-year EPS.

Given the extraordinary volatility in our economy, it is increasingly difficult at this time to project fiscal 2009 earnings. However, the Company is comfortable setting targets at this level, as many of its cost inputs are already locked in and clearly understood.
The Company has currently purchased all of its requirements for wheat for fiscal 2009 at an all-in cost of $9.50 per bushel, consisting of a futures cost of approximately $8.50 per bushel and basis cost of approximately $1.00 per bushel. The Company is now projecting inflation in other costs of approximately 4.0% and retail price increases of approximately 3.5%.
The Company is targeting approximately 80 to 90 new unit openings in fiscal 2009. Average weekly sales for Company-owned new units is assumed to be $36,000 to $38,000 in fiscal 2009.
The biggest area of uncertainty in fiscal 2009 is the impact and the length of the expected recession. Our fiscal 2009 target presently assumes negative transaction growth of (4.0%) to (2.0%) and comparable Panera Company bakery-cafe sales growth of 0% to 2.0%.
Concluding Comment
Chairman and Chief Executive Officer Ron Shaich commented: “Our plan to improve margins while minimizing transaction falloff and to strengthen return on incremental invested capital, all while driving long term concept differentiation, continues to deliver. We’re extremely pleased with our third quarter results in which operating profit increased 41% year-over-year and EPS grew 22%. Despite the impending recession, we are confident that Panera is well positioned to deliver on its EPS growth target of 46% to 54% in the fourth quarter of 2008 and to again deliver industry-leading performance in 2009. Given that Panera’s concept continues to resonate strongly with customers and generate equally strong cash flow, we believe that the Company, anchored by its debt-free balance sheet, is ready and able to seize opportunities created by the impending recession to further strengthen Panera for 2010 and beyond.”
Notes
The Company will discuss third quarter 2008 results, preliminary comparable bakery-cafe sales results for the first twenty-seven days of the fiscal 2008 fourth quarter, and fourth quarter and full year fiscal 2008 targets and fiscal 2009 business outlook in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Daylight Time on Wednesday, October 22, 2008. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year. A schedule of preliminary earnings release dates for fiscal year 2009 is attached as Schedule IV.
Included above are franchise-operated and system-wide bakery-cafe sales information. System-wide sales is a non-GAAP financial measure which includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises 1,222 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of September 23, 2008. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 72 bakery-cafes as of September 23, 2008.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; effects and outcomes of pending or future legal claims involving the company; spending patterns and demographic trends; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2007 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 23, 2008	September 25, 2007

Revenues:
Bakery-cafe sales	$268,486	$232,244
Franchise royalties and fees	18,144	16,286
Fresh dough sales to franchisees	28,565	24,683

Total revenue	315,195	273,213
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	81,556	72,526
Labor	86,639	75,545
Occupancy	22,750	18,580
Other operating expenses	36,934	32,487

Total bakery-cafe expenses	227,879	199,138
Fresh dough cost of sales to franchisees	26,982	22,648
Depreciation and amortization	16,794	14,990
General and administrative expenses	19,951	18,412
Pre-opening expenses	868	1,908

Total costs and expenses	292,474	257,096

Operating profit	22,721	16,117
Interest expense	225	28
Other (income) expense, net	461	(145)

Income before minority interest and income taxes	22,035	16,234
Income (loss) allocable to minority interest	139	(312)

Income before income taxes	21,896	16,546
Income taxes	8,156	4,603

Net income	$13,740	$11,943

Per share data:
Net income per share
Basic	$0.46	$0.38

Diluted	$0.45	$0.37

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,124	31,812

Diluted	30,557	32,163

Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 23, 2008	September 25, 2007

Revenues:
Bakery-cafe sales	$803,328	$638,988
Franchise royalties and fees	53,682	49,555
Fresh dough sales to franchisees	84,031	77,304

Total revenue	941,041	765,847
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	243,895	194,671
Labor	256,843	205,405
Occupancy	66,334	50,473
Other operating expenses	107,098	87,807

Total bakery-cafe expenses	674,170	538,356
Fresh dough cost of sales to franchisees	80,382	69,060
Depreciation and amortization	49,168	42,387
General and administrative expenses	63,409	52,928
Pre-opening expenses	2,874	4,687

Total costs and expenses	870,003	707,418

Operating profit	71,038	58,429
Interest expense	1,398	199
Other (income) expense, net	806	(731)

Income before minority interest and income taxes	68,834	58,961
Income (loss) allocable to minority interest	1,016	(120)

Income before income taxes	67,818	59,081
Income taxes	25,931	19,459

Net income	$41,887	$39,622

Per share data:
Net income per share
Basic	$1.40	$1.25

Diluted	$1.38	$1.23

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,991	31,684

Diluted	30,383	32,210

Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 23, 2008	September 25, 2007

Revenues:
Bakery-cafe sales	85.2%	85.0%
Franchise royalties and fees	5.8	6.0
Fresh dough sales to franchisees	9.1	9.0

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.4%	31.2%
Labor	32.3	32.5
Occupancy	8.5	8.0
Other operating expenses	13.8	14.0

Total bakery-cafe expenses	84.9	85.7
Fresh dough cost of sales to franchisees (2)	94.5	91.8
Depreciation and amortization	5.3	5.5
General and administrative expenses	6.3	6.7
Pre-opening expenses	0.3	0.7

Total costs and expenses	92.8	94.1

Operating profit	7.2	5.9
Interest expense	0.1	—
Other (income) expense, net	0.1	(0.1)

Income before minority interest and income taxes	6.9	6.0
Income (loss) allocable to minority interest	—	(0.1)

Income before income taxes	6.9	6.1
Income taxes	2.6	1.7

Net income	4.4%	4.4%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.
Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 23, 2008	September 25, 2007

Revenues:
Bakery-cafe sales	85.4%	83.4%
Franchise royalties and fees	5.7	6.5
Fresh dough sales to franchisees	8.9	10.1

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.4%	30.5%
Labor	32.0	32.1
Occupancy	8.3	7.9
Other operating expenses	13.3	13.7

Total bakery-cafe expenses	83.9	84.3
Fresh dough cost of sales to franchisees (2)	95.7	89.3
Depreciation and amortization	5.2	5.5
General and administrative expenses	6.7	6.9
Pre-opening expenses	0.3	0.6

Total costs and expenses	92.5	92.4

Operating profit	7.5	7.6
Interest expense	0.1	—
Other (income) expense, net	0.1	(0.1)

Income before minority interest and income taxes	7.3	7.7
Income (loss) allocable to minority interest	0.1	—

Income before income taxes	7.2	7.7
Income taxes	2.8	2.5

Net income	4.5%	5.2%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.
Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2007	2006	2005	2004	2003	2002
AWS	$38,668	$39,150	$38,318	$36,008	$35,617	$35,388

	2008 Company-Owned AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	27	89	77	362	555
Q1 08	$39,083	$34,278	$35,594	$38,479	$37,379
Q2 08	$35,776	$34,967	$37,111	$40,137	$38,734
Q3 08	$36,383	$33,007	$35,866	$38,914	$37,424
Q4 08
2008 YTD	$36,505	$33,995	$36,190	$39,175	$37,830

	2008 Franchise-Operated AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	43	81	83	532	739
Q1 08	$34,693	$34,891	$34,019	$40,895	$39,330
Q2 08	$35,690	$35,869	$35,389	$42,153	$40,464
Q3 08	$35,090	$35,153	$35,051	$41,211	$39,550
Q4 08
2008 YTD	$35,256	$35,304	$34,819	$41,419	$39,783

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
				2005 Opens
	2008 Opens	2007 Opens (a)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	9.2%	6.1%	2.1%	1.5%	3.3%
Q2 08	N/A	8.8%	10.0%	5.4%	4.5%	6.5%
Q3 08	N/A	-1.9%	5.9%	1.9%	0.8%	3.0%
Q4 08	N/A
2008 YTD	N/A	3.2%	7.3%	3.1%	2.2%	4.3%

(a)	Change in Company-owned AWS in 2008 from 2007 compares 89 bakery-cafes in 2008 against 14, 31, and 50 bakery-cafes at the end of the first, second, and third quarters of 2007, respectively.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
				2005 Opens
	2008 Opens	2007 Opens (b)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	-16.7%	3.0%	1.6%	0.0%	1.7%
Q2 08	N/A	-3.7%	9.5%	4.9%	3.6%	4.8%
Q3 08	N/A	1.2%	4.4%	3.4%	2.2%	3.5%
Q4 08	N/A
2008 YTD	N/A	-2.7%	5.6%	3.3%	1.9%	3.4%

(b)	Change in Franchise-operated AWS in 2008 from 2007 compares 81 bakery-cafes in 2008 against 18, 40, and 56 bakery-cafes at the end of the first, second, and third quarters of 2007, respectively.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 08	14	13	27	Q1 07	14	17	31
Q2 08	6	13	19	Q2 07	17	22	39
Q3 08	7	17	24	Q3 07	19	16	35
Q4 08				Q4 07	39	25	64
2008 YTD	27	43	70	2007 YTD	89	80	169
Note: Bakery-cafe sales, operating weeks, AWS and bakery-cafe openings metrics include activity for Paradise Bakery & Café prospectively from the acquisition date of February 1, 2007. The 2007 bakery-cafe openings do not include one Paradise franchise-operated bakery-cafe which opened in January 2007.
AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months. Comparable bakery-cafe sales also exclude the impact from Paradise bakery-cafes.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks	For the 5 weeks	For the 4 weeks	For the 13 weeks	For the 39 weeks
	ended	ended	ended	ended	ended
	July 22, 2008	August 26, 2008	September 23, 2008	September 23, 2008	September 23, 2008

Company-owned	3.7%	3.0%	2.4%	3.0%	4.3%
Franchise-operated	4.0%	3.5%	3.2%	3.5%	3.4%
Note: Comparable bakery-cafe sales presented above exclude the impact from Paradise bakery-cafes.

Schedule IV
PANERA BREAD COMPANY
EARNINGS PRESS RELEASE DATES

For the Quarter Ended	Press Release Date (After Market Closes)
December 30, 2008	February 12, 2009
March 31, 2009	April 28, 2009
June 30, 2009	July 28, 2009
September 29, 2009	October 27, 2009